Lescarden Inc. Announces Stock Repurchase Program

NEW YORK, NY -- 01/22/2007 -- Lescarden Inc. (OTCBB: LCAR) (the "Company") announced today that its Board of Directors has authorized a stock repurchase plan of up to 1,500,000 shares of its outstanding common stock. The shares will be purchased in the open market, based on prevailing market conditions, applicable securities laws and general economic conditions. The stock repurchase program is expected to be completed within two years. The program may be suspended or discontinued at any time.

As of January 1, 2007, there were 31,057,418 of Lescarden Inc. stock outstanding.

Lescarden, Inc. is a biotechnology company dedicated to the development of natural, biologic therapies for the chronic wound care, dermatology and osteoarthritis markets. For more information please contact the Company or visit www.catrix.com.

Safe Harbor Statement

Statements made in this press release regarding the Company's plans to repurchase up to 1.5 million shares of its common stock, the anticipated effect of such repurchase on the Company's liquidity and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of the Company and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's continued ability to generate cash flows from operating activities; the Company's ability to expand current markets and develop new market; the Company's ability to have available resources and cash flows from operating activities to repurchase the shares; and whether shares will be available for repurchase. The Company undertakes no obligation to update this forward-looking information, except as required by law.

CONTACT:
William Luther
Lescarden Inc.
(212) 687-1050